Exhibit 99.1
Martin Midstream Partners
Q4 2006 Earnings Conference Call
March 6, 2007
9:30 a.m. ET
Operator:
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners quarterly analyst conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder this conference is being recorded. I would now like to turn the conference over to your host Mr. Bob Bondurant, Chief Financial Officer, of Martin Midstream Partners. Thank you, sir, you may begin.
Robert Bondurant — EVP and CFO:
Thank you, Diego, and thank you for everybody joining today. And just to let everyone know who else is on the call we have Ruben Martin, Chief Executive Officer and Director of the company and Scott Martin, also a Director and Executive Vice President of the company.
Before we get started with my business comments I need to make this disclaimer. Certain statements made during this call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unitholders, as well as any other statements that are not historical fact. The words “anticipate,” “estimate,” “expect” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call.
We report our financial results in accordance with Generally Accepted Accounting Principles and use certain non-GAAP financial measures within the meaning of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results and it might be a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations. Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable measures provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our 2006 10-K are available at our website www.martinmidstream.com.
Now with that out of the way I’d like to comment on our fourth quarter performance. For the fourth quarter we had net income of $8.4 million or $0.63 per limited partner unit, compared to $4.3 million or $0.32 per limited partner unit for the third quarter of 2006.
We experienced an unusual gain on involuntary conversion of assets and a gain on sale of property, plant and equipment that added earnings of $2.5 million or $0.20 per limited partner unit. Our distributable cash flow was $9.6 million for the fourth quarter of ‘06 compared to $7.3 million for the third quarter of ‘06, an increase of 32%.
Now I’d like to discuss in greater detail our performance by segment comparing the fourth quarter to the third quarter. For the fourth quarter our Terminal operating income was $5 million. This included the gain on the involuntary conversion of assets of $2.3 million. This involuntary conversion gain reflects our insurance receipts, greater than the book value of terminal assets destroyed by Hurricanes Katrina and Rita. Without this gain our fourth quarter terminal operating income was $2.8 million compared to $2.4 million in the third quarter. This increase was primarily driven by the acquisition of our Marine terminal in Corpus Christi, as well as asphalt terminal assets in Houston and Beaumont.
In our Natural Gas services segment operating income in the fourth quarter was $2.3 million, compared to $714,000 in the third quarter. This increase was primarily driven by improved NGL margins and increased NGL volumes in the fourth quarter compared to the third. In addition to operating income we also have earnings from unconsolidated entities, which is primarily our 50% owned Waskom gas processing plant. During the fourth quarter these earnings were $1.1 million compared to third quarter earnings of $2.7 million. This decrease was a result of having the Waskom gas plant down during the majority of October in order to facilitate our plant and fractionation expansion. Currently our fractionation expansion has been completed and our expansion of the plant to 180 million cubic feet per day will be completed in March. Our final expansion to 250 million cubic feet per day should be completed by the end of June.
In our Marine Transportation segment operating income in fourth quarter was $2.8 million compared to $1.2 million in the third quarter. Our revenue increased $1.7 million in the fourth quarter when compared to the third quarter. The revenue increase was driven by increased utilization of our fleet, as we operated at full capacity in the fourth quarter. Facilitating this utilization increase was the fact we had our boats fully accrued in the fourth quarter. We also renewed several inland contracts in the fourth quarter at higher rates primarily as a result of the tight supply of Marine equipment on the Gulf Coast.
Moving to our Sulfur segment. We had operating income of $350,000 in the fourth quarter compared to a million dollars in the third quarter. We had an improved gross margin in the fourth quarter, but this was more than offset by a $1.6 million increase in Sulfur’s operating expenses. In the fourth quarter we experienced down time on our primary Sulfur off-shore tug boat, the Martin Explorer, as result of a broken deeper box. We had to charter outside equipment from late October through January 30. This one-time outside Marine Transportation operating expense charge negatively impacted fourth quarter earnings by $1.6 million. Again this extra outside charter cost impacted the Sulfur segment through January, but since that time operations have been normal.
In our Fertilizer segment fourth quarter operating income was $541,000 compared to $206,000 in the third quarter. This performance was better than what we had talked in the third quarter call as we were able to obtain more sulfuric acid supply than we anticipated. As a result we were able to run our West Texas ammonium sulfate plant at higher utilization rates than previously discussed.
To give you an update on our Sulfuric acid plant, which will benefit our Fertilizer segment, we are in the final stages of completion and expect the plant to begin operations by May 1. As of December 31, we had spent $18.2 million on the project. Our current forecast for construction costs are anticipated to be $25 million, which is higher than the $21 million we had previously disclosed. This increase was primarily caused by scope changes to the project and continued inflationary pressures. Although our investment in this project has increased, we still believe the investment will yield cash flow in the 5 to 6 multiple range.
Our depreciation expense continues to grow, which of course negatively impacts earnings, but not distributable cash flow. Depreciation expense was $4.8 million in the fourth quarter compared to $4.6 million in the third quarter. This non-cash expense will continue to increase as we are constantly growing our property, plant and equipment through acquisitions and organic growth projects.
In the fourth quarter we added $70 million of three-year interest rate hedges at approximately 4.8% plus our LIBOR spread. This LIBOR spread will be 250 basis points in the first quarter, dropping to 200 basis points in the second quarter. We also have an additional $75 million of interest rate hedges that were put in place earlier in 2006. This hedge has a 5.25% fixed rate plus our LIBOR spread. As a result of these hedges we have fixed $145 million of our debt out of $194 million currently outstanding.
I’d like to also make a comment about the Texas margin tax that begins in 2007. This tax is based upon our earnings in the State of Texas and we believe that in 2007 it will impact our earnings and cash flow by approximately $400,000 to $500,000.
Finally in the fourth quarter we issued $15 million of additional LP units to our general partner. This was done in order to achieve our continued goal of maintaining our conservative leverage balance sheet. As a result, we own approximately 39% limited partner interest and we continue our commitment to the alignment of our general partner with our limited partners.
Now I’d like to open the phone lines for any questions you might have.
Operator:
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the * keys. One moment please while we poll for questions.
Our first question comes from Ted Gardner with Raymond James. Please state your question.
<Q>: Good morning, guys. Got a couple quick questions for you actually. Kinder Morgan again at the end of the year had purchased some sulfur prilling assets. I was just wondering if you guys could comment on what kind of impact that would have on you from a competitive landscape?
<A>: Yes, this is Ruben. You know of course our GP, Martin Resource Management Corp, has been in the sulfur business since the mid-50s. We’ve got a lot of experience and a lot of long-term history of handling, of building and operating sulfur assets, transporting and logistics in the sulfur business. It comes as no surprise to us. We had known that Kinder had been working on this acquisition for a while. We are setting up at our general partner an operation to build and design sulfur handling of equipment also. So we will be in there with the competition. The market is not big enough to be an impact on — definitely not Kinder Morgan’s and not even ours. Our existing contracts, we have already have contracts in place for expansion and so forth. So I would say the effect is very, very minimal for both Kinder Morgan’s finances and competition-wise to us.
<Q>: Okay. Do you think it will cap any kind of upside growth down the road or do you think that the contracts you guys have will facilitate plenty of growth?
<A>: No, the contracts we have will facilitate the growth and so forth and we will be competing head-to-head, too. Our experience in the business speaks for itself.
<Q>: Okay. Secondly, we’ve known that you guys had some terminal operations and we’ve seen a lot of MLPs out there, talk about the impacts of ethanol and opportunities there. Are you guys looking at anything like that or is that outside the scope of what you’re after and is there any impact to the business as a whole, I guess from the ethanol trend?
<A>: Well, I tell you, of course our Fertilizer segment, it is already benefiting from the ethanol pricing, the pricing that is caused on corn pricing and so forth and so the Fertilizer business is definitely benefiting. We have no plans at this time. Of course ethanol is non-qualifying product and we have no plans on entering the ethanol market. But I think we will reap the benefits of the acreage that is being planted. There is a lot more acreage being planted than the pricing so I think our Fertilizer segment will reap those benefits.
<Q>: Okay. And final question. Bob just mentioned the Texas margin tax for 2007. Is that a net impact? Because most of the guys that we’ve talked to said that yes, obviously there is a tax on the margin, but the rollback on the real estate taxes tends to offset it. So is 400 to 500 a net number based you know after accounting for the real estate tax improvement?
<A>: You bring up a very good point, Ted. That number I gave you will be kind of a new line item on our income statement showing as income taxes. It will be disclosed. But it will be offset by our property taxes. So net-net, you are correct in your assumption that the impact will be really a push.
<Q>: Okay. That’s all I had. Thanks, guys.
Operator:
Just a reminder to ask a question at this please press * 1 on your touchtone phone. To remove yourself from the queue press * 2. We will pause for a moment to poll for questions.
Our next question comes from Shawn Wells with RBC Capital Markets. Please state your question.
<Q>: Good morning, guys.
<A>: Morning.
<Q>: Yeah, the question that I had for you was — I don’t know if you mentioned it during your discussion this morning, but could you elaborate on the timing of the storage conversions?
<A>: Ruben, do you want to discuss that?
<A>: Yeah, the storage — you’re talking about the natural gas storage project that’s being developed at our general partner?
<Q>: Yeah, that’s correct.
<A>: Yeah. Right now we will — we’re actually converting some of the LPG caverns that we have that are full of salt water now and that will probably be in service hopefully by late this year, if not early next year. The major dome will not be completed until 2009 I believe in service and then another in 2011; isn’t that right, Wes? So this project is ongoing. We should be in service. We are drilling disposal wells and doing a lot of the work. But remember that is at the general partner at Martin Resource Corporation. And we have not contracted with the MLP to sell it into the MLP at this time, but it is certainly an option.
<Q>: So did you say that you would have some storage capability by the end of the year?
<A>: Yes.
<Q>: Okay.
<A>: Very small amount.

<A>: Yeah, just — the total will be about 1.5 Bs really .8 coming on in late ‘07 and another .8 or .9 coming on in early ‘08 and then the next five Bs would come on line — excuse me, the next seven Bs would come online in 2009 and another seven Bs in 2011.
<Q>: Okay. I was wondering if I could follow-up with one more question.
<A>: Sure.
<Q>: Do you guys see anything going forward with potential drop-downs from the partnership for this year?
<A>: Bob, go ahead and answer that. I don’t think we have anything.
<A>: At this time we don’t for 2007, but you know we’ve — the underground storage is up for a question of if and when it would drop-down and we’re discussing that and debating it internally about the best way to approach that.
<Q>: Okay. Thank you.
Operator:
Our next question comes from Ted Gardner with Raymond James. Please state your question.
<Q>: Hey, guys just wanted to follow up on that. I know the project is at the private company level, but I was wondering if you guys might be comfortable talking the economics surrounding that project yet?
<A>: Bob, go ahead.
<A>: Okay. Roughly overall we’re talking about all three phases investment roughly $200 million and we believe that it will be roughly about a five multiple. Of course that will come in different stages, but that is the grand total project from beginning to end.
<Q>: Okay. Yeah, I know that just smaller amounts come online. You can you kind of pro rate the I guess the 15.5 Bcf type project. I mean are the costs and the cash flows pro rata for the portions coming on the next couple year
<A>: You got, the first phase is roughly an investment of $25 million that has about a five multiple. The second phase is a larger investment of about $114 million. But we have to lay pipelines to the various pipelines coming across from the Barnet Shell to East Texas that are heading to the Prairieville hub. We have additional cost in there to lay roughly 17 miles of pipeline to hook into these pipelines coming across North Louisiana. So the multiple on that is a little bit less, it’s about a seven time, but when you finish it out the last phase is roughly about 55 to 60 million and that’s roughly where your big pop is. It’s about a three multiple, three to three and-a-half multiple that last base because you are not having to lay the extra pipeline
<Q>: Phase I, does that include through 2008 or is part of that Phase II as well? I know that there is like .8 in August of ‘07 and another .7 in August of ‘08. Is that Phase I?
<A>:That’s Phase I.
<Q>: Okay. All right, guys, appreciate that.
<A>: Remember, I want to repeat that is at the private company just so everybody understands that.

<Q>: Right. I understand.
<A>: I know, I just want to be sure everybody else did.
<Q>: Thanks.
Operator:
Gentlemen there are no further questions at this time. I will turn the conference back over to you to conclude.
<A>: Well, I want to thank everyone for joining today and I just want to make a comment that we will be presenting at the MLP Conference tomorrow in New York at the Essex House. Our presentation is 10:40 Eastern. The people on the phone today will all be there presenting and look forward to seeing you there. And if you can’t make it there, it will be — we’ll have a link on our website you can listen into the presentation and we will also have the slides of our presentation posted on our website, as well. So thank you very much for joining, we appreciate it.
<A>: Thank you.
Operator:
Thank you. This concludes today’s conference. Thank you all for your participation, all parties may disconnect now.